UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 5, 2020

QUEST RESOURCE HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-36451	51-0665952
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3481 Plano Parkway, The Colony, Texas	75056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 464-0004

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	QRHC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As described in Item 2.03 of this Current Report on Form 8-K, Quest Resource Holding Corporation (the “Company”) and certain of its domestic subsidiaries entered into a Loan, Security and Guaranty Agreement, dated as of August 5, 2020, with BBVA USA, as a lender, and as administrative agent, collateral agent, and issuing bank (the “Loan Agreement”). The disclosure contained in Item 2.03 of this Current Report on Form 8-K and the information contained in Exhibit 10.1 filed herewith are hereby incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

On August 5, 2020, contemporaneously with the execution and delivery of the Loan Agreement, that certain Loan, Security and Guaranty Agreement dated as of February 24, 2017, among the Company and certain of its domestic subsidiaries and Citizens Bank, National Association, as a lender, and as administrative agent, collateral agent, and issuing bank, was terminated in accordance with the terms thereof and all outstanding amounts thereunder were repaid.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 5, 2020, the Company and certain of its domestic subsidiaries entered into the Loan Agreement. Capitalized terms not otherwise defined herein have the meanings set forth in the Loan Agreement. Among other things, the Loan Agreement provides for the following:

1.     An asset-based revolving credit facility in the maximum principal amount of $15.0 million with a sublimit for issuance of letters of credit of up to 10% of the maximum principal amount of the revolving credit facility. Each loan under the revolving credit facility bears interest, at the borrowers’ option, at either the Base Rate, plus the Applicable Margin, or the LIBOR Lending Rate for the Interest Period in effect, plus the Applicable Margin. The maturity date of the revolving credit facility is August 5, 2025. The revolving credit facility contains an accordion feature permitting the revolving credit facility to be increased by up to $10 million.

2.     An equipment loan facility in the maximum principal amount of $2.0 million. Loans under the equipment loan facility may be requested at any time until August 5, 2023. Each loan under the equipment loan facility bears interest, at the borrowers’ option, at either the Base Rate, plus 1.75%, or the LIBOR Lending Rate for the Interest Period in effect, plus the 2.75%. The maturity date of the equipment loan facility is August 5, 2025.

Certain of the Company’s domestic subsidiaries are the borrowers under the Loan Agreement. The Company and one of its domestic subsidiaries are guarantors under the Loan Agreement. As security for the obligations of the borrowers under the Loan Agreement, (i) the borrowers under the Loan Agreement have granted a first priority lien on substantially all of their tangible and intangible personal property, including a pledge of the capital stock and membership interests, as applicable, of certain of the Company’s direct and indirect subsidiaries, and (ii) the guarantors under the Loan Agreement have granted a first priority lien on the capital stock and membership interests, as applicable, of certain of the Company’s direct and indirect domestic subsidiaries.

The Loan Agreement contains certain financial covenants, including a minimum fixed charge coverage ratio. In addition, the Loan Agreement contains negative covenants limiting, among other things, additional indebtedness, transactions with affiliates, additional liens, sales of assets, dividends, investments and advances, prepayments of debt, mergers and acquisitions, and other matter customarily restricted in such agreements. The Loan Agreement also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, change of control, and failure of any guaranty or security document supporting the Loan Agreement to be in full force and effect. Upon the occurrence of an event of default, the outstanding obligations under the Loan Agreement may be accelerated and become immediately due and payable.

The foregoing is a summary only and does not purport to be a complete description of all the terms, provisions, covenants and agreements contained in the Loan Agreement and is subject to and qualified in its entirety by reference to the full text of the Loan Agreement, which is filed herewith as Exhibit 10.1 and is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1*	Loan, Security and Guaranty Agreement, dated August 5, 2020, by and among BBVA USA, Quest Resource Management Group, LLC, Landfill Diversion Innovations, L.L.C., Quest Resource Holding Corporation and Quest Sustainability Services, Inc.

* The schedules and exhibits to this Exhibit 10.1 have been omitted. The Company agrees to furnish a copy of the omitted schedules and exhibits to the Securities and Exchange Commission on a supplemental basis upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 6, 2020	QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ Laurie L. Latham
	Name:	Laurie L. Latham
	Title:	Senior Vice President and Chief Financial Officer